                                                                   Exhibit 99(d)
                                STOCK OPTION PLAN
                                       OF
                    R.P. SCHERER CORPORATION AND SUBSIDIARIES
                               AMENDED JULY, 1995




R. P. Scherer Corporation, a Delaware corporation, hereby adopts this Stock Option Plan of R. P. Scherer Corporation (the "Company") and Subsidiaries ( the "Plan"). The purposes of the Plan are as follows:

(1) To further the growth, development and financial success of the Company by providing additional incentives to certain of its management employees who have been or will be given responsibility for the management or administration of the Company's business affairs by assisting them to become owners of capital stock of the Company and thus to benefit directly from its growth, development and financial success.

(2) To enable the Company to obtain and retain the services of the type of professional, technical and managerial employees considered essential in the long range success of the Company by providing and offering them an opportunity to become owners of capital stock of the Company under options.

Each option granted to a management employee under the Plan represents the right to purchase a number of shares of common stock of the Company and each such option will consist of two portion: a purchase portion and a granted portion. The purchase portion of a particular option for an applicable management employee will be determined by applying 25% for such other portion set by the Compensation Committee) of such management employee's Bonus (as hereinafter defined) to purchase, at a predetermined price, the right to acquire shares of the Company's common stock upon payment of the appropriate exercise price. The exercise price for each share which is part of the purchase portion of an option will be fixed on the date of grant and equal the amount determined by increasing the remainder of such designated stock price by 10% per year for five years. The granted portion of such option will be the right to purchase an additional number of shares equal to the number of shares which make up the purchase portion of such option at an exercise price per share equal to the designated stock price. Options may be exercised in whole or in part, but may only be exercised for an equal number of purchase portion shares and granted portion shares.

                                    ARTICLE 1
                                   DEFINITIONS

Section 1.1    GENERAL

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               Whenever the following terms are used in the Plan they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.2 "Applicable Amount" means, (i) the value equaling to $1.80 increased by a factor of 5% compounded annually beginning with Fiscal Year 1993 or (ii) such other value as may be determined from time to time by the Committee (as hereinafter defined).

Section 1.3 "Applicable Fiscal Year" means the fiscal Year for which an Option is being granted.

Section 1.4 "Average Fair Market Value" means with respect to any share of stock, the average of the Fair Market Value of a share of such stock on each of the trading days during the period from March 1 of the Fiscal Year preceding the Applicable Fiscal Year to April 30 of the Applicable Fiscal Year. If such stock is not listed or quoted, the Average Fair Market Value will be established by the Committee and will be binding upon all Optionees, the Company and all other interested persons. The Average Fair Market Value may be more or less than the book value of such stock.

Section 1.5 "Board" means the Board of Directors of the Company.

Section 1.6 "Bonus" means the Economic Value Added Bonus granted under the Bonus Plan, as from time to time amended, to any selected management Employee.

Section 1.7 "Bonus Plan" means the R. P. Scherer Corporation Management Incentive Compensation Plan (Based upon Economic Value Added), as from time to time amended.

Section 1.8 "Cause" means (i) any act or acts of an Optionee constituting a felony (or its equivalent) under the laws of the United States, any state thereof or any foreign jurisdiction; (ii) any material breach by an Optionee of any employment agreement with the Company or any of its Subsidiaries or the policies of the Company or any of its Subsidiaries or the willful and persistent failure or refusal of an Optionee (after written notice to such Optionee) to perform his duties of employment or comply with any lawful directives of the Board or of the Board of Directors of the Subsidiary of the Company which employ the Optionee, (iii) a course of conduct amounting to gross, willful misconduct or dishonesty; or (iv) any misappropriation of material property of the Company or any of its Subsidiaries by an Optionee or any misappropriation of a corporate or business opportunity of the Company or any of its Subsidiaries by an Optionee.

Section 1.9 "Code" means the Internal Revenue Code of 1986, as amended.

Section 1.10 "Committee" means the Compensation Committee of the Board, appointed as provided in Section 6.1.

Section 1.11 "Common Stock" means the Common Stock, par value $.01 per share, of the Company.

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Section 1.12   "Company" means R. P. Scherer Corporation.

Section 1.13 "Date of Grant" means the date upon which the Committee approves the options to be granted for the Applicable Fiscal year which will be within six weeks of the end of the applicable Fiscal Year.

Section 1.14 "Discounted Initial Value" is the excess of (i) $18.00 for Fiscal year 1992 or the Average Fair Market Value of a share of Common Stock for each fiscal year thereafter, over (ii) the corresponding Applicable Amount.

Section 1.15 "Employee" means any employee of the Company, or of any corporation which is then a Subsidiary of the Company, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

Section 1.16 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

Section 1.17 "Fair Market Value" means the last sales price for a share of stock on a particular day on the principal exchange on which such stock may at the time be listed or, if there shall have been no sales on such exchange on any such trading day, the average of the closing bid and asked prices on such exchange on such trading day or if there is no such bid and asked price on such trading day on the next preceding date when such bid and asked price occurred or, if such stock shall not be so listed, the average of the closing sales prices as reported by NASDAQ at the end of each trading day in the over-the-counter market, or if such stock is not so listed or quoted, the price will be established by the Committee and will be binding upon all Optionees, the Company and all other interested persons. The Fair Market Value may be more or less than the book value of such stock.

Section 1.18 "Fiscal Year" means the fiscal year of the Company which runs from April 1 through March 31.

Section 1.19 "Good Reason" shall mean: (i) any material reduction by the Company of such Participant's duties, responsibilities or titles, (ii) any involuntary removal of such Participant from any position previously held (except in connection with a promotion or a termination for Cause, death or disability, or the voluntary termination by the Participant other than for Good Reason), or
(iii) such other reasons (including non-employment related reasons) as may be approved by the Committee, in its sole discretion, from time to time.

Section 1.20 "Granted Portion Exercise Price" has the meaning given in Section 4.1(b).

Section 1.21 "Granted Portion Shares" has the meaning given in Section
3.3(a)(i).

Section 1.22 "Option" means any option granted under the Plan to purchase Common Stock. An Option will entitle the holder to purchase a multiple number of shares of

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Common Stock determined in accordance with Section 3.3. Each Option will be partially exercisable in accordance with Section 5.2. Options include only options which are not intended to be "incentive stock options" under Section 422 of the Code.

Section 1.23 "Optionee" means an Employee to whom an Option is granted under the Plan.

Section 1.24 "Permanent Incapacitation Disability" means the inability of an Employee to perform the principal duties of his job at the Company due to physical or mental condition, as determined by a physician, for a period of at least one year.

Section 1.25 "Permitted Transferee" means (i) the guardian, executors, administrators, testamentary trustee, legalees or beneficiaries of an Optionee or of any Permitted Transferee, or (ii) a transferee pursuant to a qualified domestic relations order as defined by the Code, provided that such transfer is made expressly subject to the Plan and that the transferee agrees in writing to be bound by the terms and conditions hereof as if such transferee were the Optionee.

Section 1.26 "Plan" means this Stock Option Plan of R. P. Scherer Corporation and its Subsidiaries, as from time to time amended.

Section 1.27 "Purchased Portion Exercise Price" has the meaning given in Section 4.1(a).

Section 1.28 "Purchased Portion Shares" has the meaning given in Section 3.3(a)(ii).

Section 1.29 "Secretary" means the Secretary or any Assistant Secretary of the Company.

Section 1.30 "Securities Act" means the Securities Act of 1993, as amended.

Section 1.31 "Subsidiary" means, as to the Company, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Company. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

Section 1.32 "Termination of Employment" means the time when the employee-employer relationship between the Optionee and the Company and its Subsidiaries is terminated for any reason whatsoever. The Committee, in its absolute discretion, will determine the effect of all other matters and questions relating to Termination of Employment, including, but not by way of limitation, all questions of whether particular

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leaves of absence constitute. Terminations of Employment and the question of whether any reemployment by the Company is simultaneous with termination. Notwithstanding any other provision of the Plan, the Company or any of its Subsidiaries have an absolute and unrestricted right to terminate any Employee's employment at any time for any reason whatsoever with or without cause.

Section 1.33 "Total Available Shares" means the total number of shares of Common Stock set forth in Section 2.1 issuable upon the exercise of Options less the aggregate number of shares of Common Stock issued, or reserved for issuance, upon the exercise of Options granted hereunder prior to the date of such determination.

Section 1.34 Pronouns: The masculine pronoun includes the feminine and neuter and the singular includes the plural, where the context so indicates.

                                    ARTICLE 2
                             SHARES SUBJECT TO PLAN
                             ----------------------

Section 2.1    SHARES SUBJECT TO PLAN

               The shares of stock subject to Options shall be shares of Common Stock. The maximum aggregate number of shares of Common Stock which may be issued upon exercise of Options granted under the Plan is 1,800,000. If the outstanding shares of Common Stock subject to Options are, from time to time, changed into or exchanged for a different number of shares of Common Stock by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, combination of shares, or otherwise, the maximum aggregate number of shares of Common Stock which may be issued upon exercise of Options granted under the Plan will be increased or decreased in proportion to the change in Common Stock.

Section 2.2    UNEXERCISED OPTIONS

               If any Option expires or is canceled without having been fully exercised, the number of shares subject to such Option but as to which such Option was not exercised prior to its expiration or cancellation may again be optioned hereunder, subject to the limitations of Section 2.1.


                                    ARTICLE 3
                               GRANTING OF OPTIONS
                               -------------------

Section 3.1    ELIGIBILITY

               Any management Employee of the Company or of any Subsidiary who is (a) eligible to receive a Bonus or (b) such other management Employee designated by the Committee to receive an Option under the Plan, will be eligible to be granted an Option under the Plan.

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Section 3.2    GRANTING OF OPTIONS

               The Committee, within six weeks after the close of each Fiscal Year, will (i) determine the number of shares of Common Stock subject to each Option to be granted to selected management Employee in accordance with Section 3.3; (ii) determine the terms and conditions of each Option, consistent with the Plan; and (iii) establish such conditions to the exercise of each Option as it may deem necessary, including but not limited to requiring Optionees to enter into agreements regarding transferability and other restrictions with respect to shares issuable upon exercise of any Options.

Section 3.3    Determination of Number of Shares Subject to Each Option

               (a) Upon the determination of the dollar amount of the Bonus awarded each selected management Employee or the dollar amount such other compensation designated by the Committee to be used to purchase an Option under the Plan ("Designated Compensation"), the number of shares of Common Stock to be subject to each Option will equal: (i) (A) 25% (or such other fixed percentage as the Committee may determine will be applicable with respect to any particular selected management Employee) of the Bonus or the Designated Compensation paid to each selected management Employee, divided by (B) the Applicable Amount (The "Purchased Portion Shares"); plus (ii) an additional number of shares of Common Stock equal to the number resulting from the calculation in clause (i) (the "granted Portion Shares").

               (b) Notwithstanding Section 3.3(a), if, as of any Date of Grant, the aggregate number of shares of Common Stock issuable upon the exercise of all Options to be purchased by or granted to management Employees as of such date pursuant to Section 3.2 exceeds the Total Available Shares, then the number of shares subject to any Option to be issued as of such Date of Grant (a "Current Option") will be reduced. In such case, the number of shares subject to any Current Option will equal (i) (A) the number of shares of Common Stock subject to such Current Option determined in accordance with Section 3.3(a), divided by
(B) the aggregate number of shares of Common Stock subject to all Current Options determined in accordance with Section 3.3(a) multiplied by (ii) the Total Available Shares.

                                    ARTICLE 4
                                 TERMS OF OPTION
                                 ---------------

Section 4.1    EXERCISE PRICE

               (a) With respect to the Purchased Portion Shares, the Purchased Portion Exercise price is (i) the Discounted Initial Value multiplied in 1.61051 (which represents five 10% increases in the Discounted Initial Value on a compounded basis).

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               (b) With respect to the Granted Portion Shares, the Granted
Portion Exercise Price is (i) the Average Fair Market Value of a share of Common Stock for the Applicable Fiscal Year.

Section 4.2    COMMENCEMENT OF EXERCISABILITY

               (a) Subject to the provisions of Section 4.2(b), 4.3 and 7.2 each Option shall become exercisable three years after it is granted; provided, however, that by a resolution adopted after an Option is granted the Committee may, on such terms and conditions as it may determine to be appropriate and subject to Section 7.2, accelerate the time at which any Option may be exercised.

               (b) Upon the death of an Optionee or a Permanent Incapacitating Disability suffered by an Optionee while in the employ of the Company, any unexercisable Options held by such Optionee or by such Optionee's Permitted Transferees will immediately become exercisable.

Section 4.3    EXPIRATION OF OPTIONS

               (a) Subject to the provision of Sections 4.3(c) and 7.2 each Option shall expire seven years and one day from the date it was granted; provided, however, subject to the provisions of Section 4.3(c), that by resolution adopted after an Option is granted the Committee may, on such terms and conditions as it may determine to be appropriate and subject to Section 4.2(b), 4.3(c) and 7.2, extend the time in which such Option may be exercised.

               (b) Upon the involuntary termination for Cause, or the voluntary termination without Good Reason before retirement (which for purposes of the Plan shall be determined at or over the age of 55 or at any earlier date approved by the Committee), of a Optionee's employment with the Company or any of its Subsidiaries, all outstanding unexercisable Options held by such Optionee or such Optionee's Permitted Transferees will immediately expire.

               (c) Upon the involuntary termination without Cause, or the voluntary termination with Good Reason before retirement (which for purposes of the Plan shall be determined at or over the age of 55 or at any earlier date approved by the Committee), of an Optionee's employment with the Company or any of its subsidiaries, a pro rata portion of the outstanding unexercisable Options held by such Optionee or such Optionee's Permitted Transferees shall become immediately exercisable as determined by the formula set forth below, while the remaining portion of such outstanding unexercisable Options will immediately expire. For each outstanding Option held, the number of shares immediately exercisable pursuant to that Option will equal (i) the number of shares of Common Stock subject to such Option, multiplied by (ii) the quotient of (A) the number of full years such Option had been held, divided by (B) three (provided, that such quotient shall be greater than one (the "Quotient")). In addition, the Company will pay to such Optionee an amount in cash equal to the amount paid by or on behalf of such

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Optionee to purchase each outstanding Option multiplied by (ii)(A) one, minus
(B) the Quotient. However, as provided in Section 4.2 (a), the Committee may expressly choose to depart from the default rule expressed in Section 4.3(c) herein in order to adopt other rules concerning the expiration and/or acceleration of such outstanding unexercisable Options.

EXAMPLE

An Optionee voluntarily terminates with Good Reason effective July 18, 1995. The Optionee held a total of 7,600 Options at such date, consisting of the following:


                                      Purchased Portion                    Granted
                                      -----------------                    -------
Fiscal Year Grant *Shares     Cost/sh.       Paid         Portion Shares
-------------------------     --------       ----         --------------
        1992                   1,000          $1.80           $ 1,800       1,000
        1993                     900           2.74             2,466         900
        1994                   1,500           3.00             4,500       1,500
        1995                     400           3.50             1,400         400
                              ------                          -------      ------
                               3,800                          $10,166       3,800
                              ======                          =======      ======

*Assume all grants were made in the month of June, immediately following each fiscal year end.

The Optionee would be entitled to exercise the following upon the July 18, 1995 date of termination:


                                                            Shares
                                                            ------
Fiscal Year Grant             % Vested               Purchased      Granted
-----------------             --------               ---------      -------
        1992                  100%                   1,000          1,000
        1993                  66 2/3                   600            600
        1994                  33 1/3                   500            500
        1995                  0
                                                    ------         ------
                                                     2,100          2,100


All remaining shares (Purchased and Granted) would immediately expire upon termination. No options would be granted for fiscal 1996 as the termination took place in the first fiscal quarter.

The Optionee would be repaid the following sums for Purchased Portion shares which would become unexercisable and expire:

                                                                     Amount
Fiscal Year Grant             % Repaid       Shares  Cost/sh.        Repaid
-----------------             --------       ------  -------         ------
        1992                  0%                      $1.80         $ ------
        1993                  33 1/3            300    2.74              822

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
        1994                  66 2/3         1,000     3.00            3,000
        1995                  100              400     3.50            1,400
                                                                       -----
                                                                      $5,222

               (d) No Option may be exercised to any extent by anyone after, and every Option will expire no later than, the expiration of seven years from the date the Option was granted.

Section 4.4    NO RIGHT TO CONTINUE IN EMPLOYMENT OR OFFICE

               Nothing in the Plan (i) will confer upon any Optionee who is an Employee any right to continue in the employ of the Company or any of its Subsidiaries or (ii) will interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the employment of any Optionee at any time for any reason whatsoever, with or without good cause.

Section 4.5    ADJUSTMENTS IN OUTSTANDING OPTIONS

               Subject to Section 4.6, if the outstanding shares of Common Stock subject to Options are, from time to time, changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company or of another corporation, by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, combination of shares, or otherwise, the number of shares of Common Stock subject to all outstanding Options, or portions thereof then unexercised, will be increased or decreased in proportion to the change in Common Stock and the Committee will make any other appropriate and equitable adjustment in the kind of shares, the exercise price or other consideration as to which all outstanding Options, or portions thereof then unexercised, will be exercisable. Any such adjustment made by the Committee will be final and binding upon all Optionees, the Company and all other interested persons.

Section 4.6 MERGER, CONSOLIDATION, EXCHANGE, ACQUISITION, LIQUIDATION OR DISSOLUTION

               (a) All outstanding Options issued under the Plan will immediately become exercisable as to all shares of Common Stock covered thereby in the event that (i) Company merges with or into, or consolidates with, another entity; (ii) the Company sells, exchanges or otherwise disposes of all or substantially all of the assets of the Company; (iii) 50% or more of the Company's then outstanding shares of voting stock is acquired by another corporation, person or entity; (iv) the Company liquidates or dissolves; or (v) the Company recapitalizes or enters into any similar transaction, and as a result of which the Common Stock either (A) is no longer a voting equity security of the Company or (B) is no longer listed on a national securities exchange or authorized for quotation on an inter-dealer quotation system of a national securities association. In connection with any such transaction the Committee may, but shall not be required to, provide that all outstanding Options shall automatically be converted into the right to receive from the Company or its successor, not later than 30 days after the transaction,

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cash in an amount equal to the number of shares of Common Stock covered by the
Options immediately prior to the transaction times (i) the fair market value of the consideration receivable by the holder of one share of Common stock immediately following transaction less (ii) the exercise price per share of Common stock covered by the Option immediately prior to the transaction. In addition, the Committee may, in its sole discretion, provide that the Options will terminate 30 days following the consummation of a transaction described above. For purposes of this paragraph (a), the term "Company" shall not include any Subsidiary.

               (b) Upon the occurrence of any event described in paragraph (a) and if an Optionee does not elect to exercise his or her Options in connection with such event as therein provided and the Committee does not provide for the termination of such Options, thru following consummation of such event, such Optionee, upon exercise of his or her Options, will only be entitled to receive the kind and amount of stock, securities or assets that such Optionee would have received had such Optionee exercised his or her Options immediately prior to such transaction.

               (c) The Company shall promptly notify each holder of an Option of any event which shall cause the acceleration of all outstanding Options and of any conversion of Options into the right to receive cash or the termination of Options each as described in paragraph (a).

Section 4.7    EXPIRATION OF OPTIONS UPON CERTAIN BREACHES

               Notwithstanding any other provision of the Plan or any other agreement, if an Optionee breaches any non-competition agreement with the Company or any of its Subsidiaries or breaches any agreement or duty imposed by law with respect to the pre-termination or post-termination conduct of such Optionee (including, without limitation, any confidentiality agreement), then all outstanding unexercisable Options held by such Optionee or such Optionee's Permitted Transferees will immediately expire.

                                    ARTICLE 5
                               EXERCISE OF OPTIONS
                               -------------------

Section 5.1    PERSONS ELIGIBLE TO EXERCISE

               During the lifetime of the Optionee, only he or a Permitted Transferee may exercise an Option granted to him, or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when such Option portion becomes unexercisable under Section 4.3 or
Section 4.6, be exercised by a Permitted Transferee.

Section 5.2     PARTIAL EXERCISE

               At any time and from time to time following the date on which an Option becomes exercisable under Section 4.2 and prior to the time when any exercisable Option

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or exercisable person thereof expires or becomes unexercisable under Section 4.3 or Section 4.6 such Option or portion thereof may be exercised, subject to
Section 5.3, in whole or in part; provided, however, that the Company will not be required to issue fractional shares. Each Option granted to an Optionee in any Fiscal Year may only be exercised for an even number of shares of Common Stock representing an equal number of Shares subject to the Purchased Portion Exercise Price as shares subject to the Granted Portion Exercise Price; provided further that the Company is only required to issue the lesser of (i) 100 shares of Common Stock, and (ii) the total number of shares of Common Stock subject to any one Option.

Section 5.3    MANNER OF EXERCISE

               All exercisable Option, or any exercisable portion thereof, may be exercised such that one share of Common Stock subject to the Purchased Portion Exercise Price is purchased for each Share of Common Stock subject to the Granted Portion Exercise Price that is purchased. Such Option or portion thereof is exercisable solely by delivering to the Secretary of his office all of the following prior to the time when such Option or such portion becomes unexercisable under Section 4.3 or Section 4.6: (i) notice in writing signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that such Option or portion thereof is exercised; (ii) full payment of the Purchased Portion Exercise Price and the Granted Portion Exercise Price (in cash, by check or by the presentation of shares of Common Stock valued at the Fair Market Value of such shares of Common Stock on the trading day immediately preceding the date such Option is exercised) for the shares with respect to which such Option or portion thereof is thereby exercised, together with payment or arrangement for payment of any federal income or other tax required to be withheld by the Company with respect to such shares; (iii) such representations and documents as the Committee reasonably deems necessary of advisable to effect compliance with all applicable provisions of the Securities Act, and any other federal, state or foreign securities, laws or regulations. The Committee may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer orders to transfer agents and registrars; and (iv) in the event that the Option or portion thereof shall be exercised pursuant to Section 5.1 by any person or persons other then the Optionee, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

Section 5.4    RIGHTS OF STOCKHOLDERS

               The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

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                                    ARTICLE 6
                                 ADMINISTRATION
                                 --------------


Section 6.1     COMPENSATION COMMITTEE

               The Committee shall consist of at least two directors of the Company. It shall be appointed by and shall serve at the pleasure of the Board. To the extent required to avoid liability under Section 16 of the Exchange Act, no person shall be eligible to serve on the Committee unless he is then a "disinterested person" as such term is used in Rule 16b-3(c)(2)(i) of the rules of the Securities and Exchange Commission under the Exchange Act, as such rule or its equivalent is then in effect. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee shall be filled by the Board.

Section 6.2    DUTIES AND POWERS OF COMMITTEE

               It shall be the duty of the committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such interpretations and rules shall be consistent with the basic purpose of the Plan to grant Options. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan provided that the Board will exercise any rights and duties of the Committee if such action would cause the Plan or any grant thereunder to fail to comply with the exemption provided in Rule 16b-3 (or any comparable rule then in effect) under Section 16 of the Exchange Act.

Section 6.3     MAJORITY RULE

               The Committee will act by a majority of its members in office and the Committee may act either by vote at a telephonic or other meeting or by a memorandum or other written instrument signed by a majority of the Committee.

Section 6.4     PROFESSIONAL ASSISTANCE; GOOD FAITH ACTIONS; INDEMNIFICATION

               The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons, and all expenses and liabilities the Committee incurs in connection therewith or otherwise in connection with the administration of the Plan will be borne by the Company. The Committee, the Company and the officers and Directors of the Company will be entitled to rely upon the advice, opinions or valuations of any such persons so employed. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon all Optionees, the Company and all other interested persons. No member of the Committee

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will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Committee will be fully protected and indemnified by the Company with respect to any such action, determination or interpretation.


                                    ARTICLE 7
                            MISCELLANEOUS PROVISIONS
                            ------------------------


Section 7.1    OPTIONS NOT TRANSFERABLE

               No Option or interest or right therein will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition by voluntary or involuntary or by operation of law or by judgment, levy, attachment, garnishment or any other legal or equitable proceeding (including bankruptcy), and any attempted disposition thereof will be null and void and of no effect provided, however, that nothing in this section 7.1 will prevent transfers to Permitted Transferees.

Section 7.2     AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

               The Board may amend or terminate the Plan, but may not (i) without the consent of the Optionees, alter or impair any rights or obligations under any Option theretofore granted, or (ii) make any alteration in the Plan that would cause the Plan to fail to comply with (A) Section 16 of the Exchange Act (or Rule 16b-3 of the rules of the Securities and Exchange Commission under the Exchange Act), or (B) any other requirement of applicable law or regulation, if such revision or amendment were not approved by the holders of the Common Stock of the Company, unless and until the approval of the holders of such Common stock is obtained.

Section 7.3     EFFECT OF PLAN UPON OTHER OPTION AND COMPENSATION PLANS

               Nothing in the Plan will be construed to limit the right of the Company or any of its Subsidiaries (i) to establish any other forms of incentives or compensation for employees of the Company or any of its Subsidiaries or (ii) to grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of option in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

Section 7.4     TITLES

               Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

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Section 7.5     FOREIGN EMPLOYEES

               Notwithstanding anything to the contrary in Articles III, IV and V (other than Section 4.3(d) and Section 5.1), the Committee may grant options to eligible Employees who are not United States citizens or residents on such terms and conditions as may, in the judgment of the committee, be necessary or desirable to foster the purposes of the Plan. In furtherance of the purposes of the Plan, the Committee may adopt such modifications to the terms of Options and such procedures and guidelines, and may cause the Company to take such other actions, as may be necessary or advisable to comply with foreign laws and practices.

Section 7.6    CERTAIN POWERS OF THE COMMITTEE

               Notwithstanding anything to the contrary, the committee may on such terms and conditions as it may determine to be appropriate and subject to
Section 7.2, waive certain provisions of this Plan from time to time as it sees fit, provided however that under no circumstances may Section 4.3(b) or 4.3(d) be waived.

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I hereby certify that the foregoing Plan was duly adopted by the Board of
Directors of R.P. Scherer Corporation on June 15, 1992.

The First Amendment to the Plan was adopted by the Board of Directors on ________, 1993.

Executed as of this ____ day of __________, 1993.

/s/ Nicole S. Williams

Nicole S. Williams
Secretary


[Corporate Seal]


I hereby certify that the foregoing Plan was duly adopted by the stockholders of R.P. Scherer Corporation on September 11, 1992.

The First Amendment to the Plan was adopted by the stockholders of R.P. Scherer Corporation on ________, 1993.

/s/ Nicole S. Williams

Nicole S. Williams
Secretary


[Corporate Seal]











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